CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 28, 2011 on the financial statements of  Convergence Core Plus Fund (formerly the Mariner 130/30 Fund), a series of the Trust for Professional Managers, as of November 30, 2010, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Convergence Core Plus Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
March 28, 2011

Registered with the Public Company Accounting Oversight Board